Exhibit 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210

AMREP REPORTS THIRD QUARTER FISCAL 2015 RESULTS

Princeton, New Jersey, March 17, 2015 - AMREP Corporation (NYSE: AXR) today reported net income from continuing operations of $201,000, or $0.03 per share, for its fiscal 2015 third quarter ended January 31, 2015, compared to $290,000, or $0.04 per share, in the same period of fiscal 2014. For the first nine months of 2015, the Company’s continuing operations had a net loss of $532,000, or $0.07 per share, compared to a net loss of $583,000, or $0.08 per share, for the same period of 2014. The results for the first nine months of 2015 included a non-cash impairment charge of $925,000 ($583,000 after tax, or $0.07 per share) in the Company’s Fulfillment Services business. Revenues from continuing operations were $16,084,000 and $47,734,000 for the third quarter and first nine months of 2015 compared to $20,252,000 and $55,703,000 for the same periods in the prior year.

The Company accounted for its Newsstand Distribution Services business and Product Packaging and Fulfillment Services business as “Discontinued Operations” in the quarter ended January 31, 2015 as a result of the previously announced sale of these businesses on February 9, 2015. Accordingly, financial information from prior periods has been reclassified to conform to this presentation. Net income from discontinued operations was $33,000, or $0.00 per share, in the third quarter of fiscal 2015 compared to a net loss of $301,000, or $0.04 per share, for the same period of 2014. For the first nine months of 2015, there was net income from discontinued operations of $7,284,000, or $0.92 per share, compared to a net loss of $63,000, or $0.01 per share, for the same period of 2014. The results from discontinued operations for the first nine months of 2015 included a pretax gain of $11,155,000 ($7,025,000 after tax, or $0.89 per share) from a previously disclosed settlement agreement with a major customer.

AMREP Corporation, through its subsidiaries, is primarily engaged in three business segments: the Fulfillment Services business operated by Palm Coast Data LLC and its subsidiary, FulCircle Media, LLC, provides subscription fulfillment and related services to publishers and others, the Staffing Services business operated by Kable Staffing Resources LLC provides temporary staffing personnel to a number of industries and its AMREP Southwest Inc. subsidiary is a major holder of real estate in New Mexico.

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AMREP CORPORATION AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(unaudited)

	Three Months Ended January 31,
	2015	2014

Revenues	$16,084,000	$20,252,000

Net income (loss):
Continuing Operations	$201,000	$290,000
Discontinued Operations	$33,000	$(301,000)
	$234,000	$(11,000)

Earnings (loss) per share – Basic and Diluted:
Continuing Operations	$0.03	$0.04
Discontinued Operations	$0.00	$(0.04)
	$0.03	$0.00

Weighted average number of common shares outstanding	8,026,000	7,195,000

	Nine Months Ended January 31,
	2015	2014

Revenues	$47,734,000	$55,703,000

Net income (loss):
Continuing Operations	$(532,000)	$(583,000)
Discontinued Operations	$7,284,000	$(63,000)
	$6,752,000	$(646,000)

Earnings (loss) per share – Basic and Diluted:
Continuing Operations	$(0.07)	$(0.08)
Discontinued Operations	$0.92	$(0.01)
	$0.85	$(0.09)

Weighted average number of common shares outstanding	7,884,000	6,922,000